UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       [ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

                                     FORM 4

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1.     Name and Address of Reporting Person*

       Elliott Associates, L.P.
       712 Fifth Avenue
       New York, New York 10019

2.     Issuer Name and Ticker Trading Symbol

       Sunshine Mining and Refining Company (SSMR)

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Statement for Month/Year

       04/02

5.     If Amendment, Date of Original (Month/Year)

6.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director
       [ ] Officer (give title below)
       [x] 10% Owner
       [ ] Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person
       [ ] Form filed by more than one Reporting Person

           Table I - Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

1.     Title of Security (Instr. 3)

       Common Stock

2.     Transaction Date (Month/Day/Year)

       04/02/02

3.     Transaction Code (Instr. 8)

             S

       V

4.     Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             Amount:

       86,250

             (A) or (D):

       D

             Price:

       $0.13

5.     Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

       11,628,220

6.     Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

       D

7.     Nature of Indirect Beneficial Ownership (Instr. 4)

       Not applicable.



*If the Form is filed by more than one Reporting  Person,  see  Instruction
4(b)(v).

Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

    Table II - Derivative Securities Acquired, Disposed of, or Beneficially
      Owned (e.g. puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 3)


2.     Conversion or Exercisable Price of Derivative Security


3.     Transaction Date (Month/Day/Year)


4.     Transaction Code (Instr. 8)

             Code

             V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             (A)

             (D)

6.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:

             Expiration Date:


7.     Title and Amount of Underlying Securities (Instr. 3 and 4)

             Title:

             Amount or Number of Shares:


8.     Price of Derivative Security (Inst. 5)


9.     Number of Derivative Securities Beneficially Owned at End of Month
       (Instr. 4)


10.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
       (Instr. 4)


11.    Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:



      **Intentional misstatement or omissions of facts constitute Federal
         Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Dated: May 8, 2002

         ELLIOTT ASSOCIATES, L.P.
         By: Elliott Capital Advisors, L.P., as General Partner
             By: Braxton Associates, Inc., as General Partner


                 By: /s/ Elliot Greenberg
                     --------------------------
                           Elliot Greenberg
                           Vice President

             **Signature of Reporting Person